For Immediate Release

Vishay Precision Group Reports Fourth Quarter and Full Year 2012 Results

Company completes KELK asset acquisition for approximately $50 million Canadian. Acquisition expected to be accretive in 2013.

Cash generated from operations for the fourth quarter was $7.6 million. Net earnings for the fourth quarter were $5.2 million, or $0.37 per diluted share.

MALVERN, Pa. (February 12, 2013) -- Vishay Precision Group, Inc. (NYSE: VPG), a leading producer of precision sensors and systems, based on its resistive foil technology, today announced results for the fourth quarter and full year ended December 31, 2012.

Net revenues for the fourth quarter of 2012 were $51.0 million, representing a 9.6% decrease from $56.4 million of net revenues for the comparable prior year period. Net revenues for the full year ended December 31, 2012 were $217.6 million, representing an 8.6% decrease from the $238.1 million of net revenues for the comparable prior year period. Comparing the results of the fourth quarter of 2012 to the third quarter of 2012, net revenues for the fourth quarter of 2012 decreased by $4.4 million, or 8.0%, from $55.4 million.

Net earnings attributable to VPG stockholders for the fourth quarter were $5.2 million, or $0.37 per diluted share, compared to net earnings for the fourth quarter of 2011 of $1.2 million, or $0.09 per diluted share. Net earnings attributable to VPG stockholders for the full year 2012 were $11.7 million, or $0.84 per diluted share compared to $10.8 million, or $0.78 per diluted share for the prior year period.

Net earnings attributable to VPG stockholders for the fourth quarter and full year 2012 include various items affecting comparability, as listed on the attached reconciliation table. Adjusted net earnings for the fourth quarter of 2012 were $2.0 million or $0.15 per diluted share, versus net earnings of $1.2 million, or $0.09 per diluted share for the comparable prior year period. Adjusted net earnings for the full year 2012 were $8.6 million or $0.62 per diluted share, versus net earnings of $10.8 million, or $0.78 per diluted share for the comparable prior full year. Adjusted net earnings for the fourth quarter of 2012 increased by $0.1 million to $2.0 million compared to the third quarter of 2012.

Ziv Shoshani, chief executive officer of VPG, said, “Cash flow was impressive in the fourth quarter and for the year. Revenues have decreased on a year-over-year basis, primarily in Europe, and to a lesser extent in Asia -- a reflection of the soft global industrial segment environment. We continue to execute our strategy of enhancing organic growth and operational efficiency, investing in our technology and pursuing acquisitions with the goal of increasing shareholder value.”

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Mr. Shoshani added, “In addition to our financial results, we completed the asset acquisition of George Kelk Corporation in January 2013. The business is a natural fit for us and is a key component to our strategy. This acquisition, with a purchase price of approximately $50 million Canadian, expands our geographic and end-market leadership through a combination of intellectual property, engineering talent, and new products in the Weighing Control Systems segment of our existing force measurement products. The acquisition is expected to be accretive in 2013.”

Segments

The Foil Technology Products segment revenues decreased from $26.3 million in the third quarter of 2012 to $24.5 million in the fourth quarter of 2012. The gross margin for the Foil Technology Products segment increased to 40.6% for the fourth quarter of 2012 from 38.9% in the third quarter of 2012, which is mainly due to improved manufacturing efficiencies, despite the reduction in revenues.

The Force Sensors segment revenues decreased from $16.5 million in the third quarter of 2012 to $15.5 million for the fourth quarter of 2012. The gross margin for the Force Sensors segment was 20.2% in the third quarter of 2012 versus 22.5% in the fourth quarter of 2012. The increase in gross margin is mainly due to improved manufacturing efficiencies in our offshore facility.

The Weighing and Control Systems segment revenues decreased from $12.6 million in the third quarter of 2012 to $11.0 million for the fourth quarter of 2012. The gross margin for the Weighing and Control Systems segment decreased from 40.9% for the third quarter of 2012 to 37.6% in the fourth quarter of 2012 mainly due to lower volume in Europe.

Outlook

Mr. Shoshani concluded, “The KELK acquisition expands our presence throughout Asia Pacific, and other emerging markets and diversifies our customer and technology base. We believe the actions we continue to take will position the company to profitably grow in a challenging global environment. For the first quarter of 2013, we expect overall revenues in the range of $54 million to $59 million.”

Conference Call and Webcast

A conference call will be held on February 12, 2013 at 10:00 a.m. EST (9:00 a.m. CST). To access the conference call, interested parties may call 888-317-6016 or internationally 412-317-6016, or log on to the investor relations page of the VPG website at http://ir.vishaypg.com in listen-only mode.

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A replay will be available approximately one hour after the completion of the call by calling toll-free 877-344-7529 or internationally 412-317-0088 and using the conference number: 10023430. The replay will also be available on the investor relations page of the VPG website at http://ir.vishaypg.com. It will be available via phone and website for a limited time.

About Vishay Precision Group

Vishay Precision Group (VPG) is an internationally recognized designer, manufacturer and marketer of: components based on its resistive foil technology; sensors; and sensor-based systems specializing in the growing markets of stress, force, weight, pressure, and current measurements. VPG is a market leader of Foil Technology Products, providing ongoing technology innovations in precision foil resistors and foil strain gages, which are the foundation of the company's Force Sensors Products and its Weighing and Control Systems. The product portfolio consists of a variety of well-established brand names recognized for precision and quality in the marketplace. To learn more, visit VPG at www.vishaypg.com.

Forward-Looking Statements

From time to time, information provided by us, including but not limited to statements in this report, or other statements made by or on our behalf, may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.

Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions, changes in the current pace of economic recovery, including if such recovery stalls or does not continue as expected; difficulties or delays in completing acquisitions and integrating acquired companies, including KELK, the inability to realize anticipated synergies and expansion possibilities, difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; difficulties in implementing our cost reduction strategies such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to lower-labor-cost countries; and other factors affecting our operations, markets, products, services, and prices that are set forth in our annual report on Form 10-K for the year ended December 31, 2011. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Vishay Precision Group, Inc.
Wendy Wilson
Senior Director Investor Relations and Corporate Communications
919-374-5501
Wendy.wilson@vishaypg.com

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VISHAY PRECISION GROUP, INC.
Consolidated Condensed Summary of Operations
(Unaudited - In thousands, except per share data)

	Fiscal quarters ended
	December 31,	December 31,
	2012	2011
Net revenues	$51,010	$56,412
Costs of products sold	33,448	37,593
Gross profit	17,562	18,819
Gross margin	34.4%	33.4%
Selling, general, and administrative expenses	15,743	16,949
Acquisition costs	275	-
Operating income	1,544	1,870
Operating margin	3.0%	3.3%
Other income (expense):
Interest expense	(50)	(49)
Other	(316)	(249)
Total other income (expense) - net	(366)	(298)
Income before taxes	1,178	1,572
Income tax (benefit) expense	(4,036)	405
Net earnings	5,214	1,167

Less: net income (loss) attributable to noncontrolling interests	49	(28)
Net earnings attributable to VPG stockholders	$5,165	$1,195

Basic earnings per share attributable to VPG stockholders	$0.39	$0.09

Diluted earnings per share attributable to VPG stockholders	$0.37	$0.09

Weighted average shares outstanding - basic	13,371	13,346

Weighted average shares outstanding - diluted	13,912	13,874

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Summary of Operations
(Unaudited - In thousands, except per share data)

	Years ended
	December 31,	December 31,
	2012	2011
Net revenues	$217,616	$238,107
Costs of products sold	142,584	154,996
Gross profit	75,032	83,111
Gross margin	34.5%	34.9%

Selling, general, and administrative expenses	63,666	66,847
Acquisition costs	275	-
Operating income	11,091	16,264
Operating margin	5.1%	6.8%
Other income (expense):
Interest expense	(266)	(276)
Other	(301)	(878)
Total other income (expense) - net	(567)	(1,154)
Income before taxes	10,524	15,110
Income tax (benefit) expense	(1,240)	4,316
Net earnings	11,764	10,794

Less: net earnings attributable to noncontrolling interests	73	23
Net earnings attributable to VPG stockholders	$11,691	$10,771

Basic earnings per share attributable to VPG stockholders	$0.87	$0.81

Diluted earnings per share attributable to VPG stockholders	$0.84	$0.78

Weighted average shares outstanding - basic	13,367	13,343

Weighted average shares outstanding - diluted	13,889	13,834

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)

	December 31,	December 31,
	2012	2011
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$93,881	$80,828
Accounts receivable, net	28,766	34,214
Net inventories	49,389	49,098
Deferred income taxes	4,258	4,638
Prepaid expenses and other current assets	9,572	8,964
Total current assets	185,866	177,742

Property and equipment, net	52,092	53,738
Intangible assets, net	8,009	11,102
Other assets	17,206	14,023
Total assets	$263,173	$256,605

Liabilities and equity
Current liabilities:
Trade accounts payable	$9,190	$11,458
Payroll and related expenses	12,831	12,741
Other accrued expenses	8,705	9,538
Income taxes	1,425	2,842
Current portion of long-term debt	167	185
Total current liabilities	32,318	36,764

Long-term debt less current portion	11,154	11,463
Deferred income taxes	1,831	2,873
Other liabilities	7,433	7,769
Accrued pension and other postretirement costs	13,835	12,798
Total liabilities	66,571	71,667
Commitments and contingencies

Equity:
Common stock	1,235	1,232
Class B common stock	103	103
Capital in excess of par value	181,732	180,758
Retained earnings	28,356	16,665
Accumulated other comprehensive income (loss)	(14,983)	(13,973)
Total Vishay Precision Group, Inc. stockholders' equity	196,443	184,785
Noncontrolling interests	159	153
Total equity	196,602	184,938
Total liabilities and equity	$263,173	$256,605

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)

	Years ended
	December 31,	December 31,
	2012	2011
Operating activities:
Net earnings	$11,764	$10,794
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation and amortization	11,661	11,321
Loss on disposal of property and equipment	158	20
Inventory write-offs for obsolescence	1,444	1,658
Share based compensation expense	1,170	961
Other	(5,122)	(3,994)
Changes in operating assets and liabilities	19	(5,168)
Net cash provided by operating activities	21,094	15,592

Investing activities:
Purchase of property and equipment	(8,322)	(16,291)
Proceeds from sale of property and equipment	360	147
Net cash used in investing activities	(7,962)	(16,144)

Financing activities:
Principal payments on long-term debt and capital lease obligations	(181)	(136)
Net changes in short-term borrowings	-	(83)
Distributions to noncontrolling interests	(67)	(15)
Net cash used in financing activities	(248)	(234)
Effect of exchange rate changes on cash and cash equivalents	169	(631)

Increase (decrease) in cash and cash equivalents	13,053	(1,417)
Cash and cash equivalents at beginning of year	80,828	82,245
Cash and cash equivalents at end of year	$93,881	$80,828

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted Earnings Per Share
(Unaudited - In thousands, except per share data)

	Fiscal quarters ended			Years ended
	December 31,	September 29,	December 31,	December 31,	December 31,
	2012	2012	2011	2012	2011
GAAP net earnings attributable to VPG stockholders	$5,165	$1,942	$1,195	$11,691	$10,771

Reconciling items affecting operating margin
Acquisition costs	275	-	-	275	-

Reconciling items affecting tax expenses (benefit)
Tax effect of item above and release of valuation
allowance	(3,396)	-	-	(3,396)	-

Adjusted net earnings	$2,044	$1,942	$1,195	$8,570	$10,771

Weighted average shares outstanding - diluted	13,912	13,893	13,874	13,889	13,834

Adjusted earnings per diluted share	$0.15	$0.14	$0.09	$0.62	$0.78